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                                                               EXHIBIT (b)(4)(d)


                      Merrill Lynch Life Insurance Company

                                  ENDORSEMENT


The first paragraph of Section 5.1 of the contract is amended to read as follows:

5.1 TRANSFERS FROM VARIABLE ACCOUNT A TO VARIABLE ACCOUNT B: Once each Contract year upon notice to us you may transfer from Variable Account A to Variable Account B an amount not to exceed the greater of (a) or (b) where:

          (a) is the lesser of (i) 10% of total Premiums paid into Variable Account A that are subject to a contingent deferred sales charge determined as of the date of the request less any prior amount withdrawn from Variable Account A in the Contract year and
               (ii) your Variable Account A value and

          (b) is your gain in Variable Account A plus Premiums allocated to Variable Account A that are not subject to a contingent deferred sales charge.

     The minimum amount which may be transferred is $300. No other transfers may be made from Variable Account A to Variable Account B during the Contract year.

     AND

     Section 6.2 is amended in its entirety to read as follows:

6.2 SPECIAL WITHDRAWAL FROM VARIABLE ACCOUNT A: The contingent deferred sales charge described in Section 4.4 will not be applied to that portion of the first withdrawal from Variable Account A in any contract year which does not exceed the greater of (a) or (b) where:

          (a) is 10% of total Premiums paid into Variable Account A that are subject to a contingent deferred sales charge determined as of the date of request less any prior amount transferred from Variable Account A to Variable Account B in the Contract year and

          (b) is your gain in Variable Account A, as defined in Section 5.1, plus Premiums allocated to Variable Account A that are not subject to a contingent deferred sales charge.

     The first withdrawal from Variable Account A in any Contract year will be effected as if gain is withdrawn first, followed by Premium on a "first-in" "first-out" (FIFO) basis. The remaining Contract Value must be at least $2,000. This withdrawal shall count as one of the six permitted by
     Section 6.1.
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     This endorsement controls over any contrary provisions of the Contract.

                                       MERRILL LYNCH LIFE INSURANCE COMPANY



                                       By:   /s/ BARRY G. SKOLNICK
                                          ---------------------------------
                                                 Barry G. Skolnick,
                                                 Secretary

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